Exhibit 99.1

ISTA Pharmaceuticals Reports Third Quarter 2006 Financial Results and Expresses Comfort with Analyst Revenue Expectations for Full Year 2006

Irvine, Calif., Nov. 2 – ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), an ophthalmic pharmaceutical company, today reported net revenues of $8.7 million for the three months ended September 30, 2006, as compared to $3.6 million for the same period in 2005. Net product sales for the third quarter of 2006 included Xibrom™ net sales of $5.6 million, Istalol® net sales of $2.0 million, and Vitrase® net sales of $1.0 million. Xibrom net sales for the third quarter of 2006 increased 195% over the third quarter of 2005, and 30% over the second quarter of 2006. During the third quarter of 2006, certain wholesalers of Xibrom and Istalol reduced their inventory levels by approximately $1 million which had a negative impact on ISTA’s sales of Xibrom and Istalol during the quarter. Currently ISTA’s wholesalers have an average of two weeks inventory of Xibrom and Istalol on hand, down from approximately four weeks of inventory during the first and second quarters of this year.

“Based on the extremely strong demand we have seen for Xibrom and Istalol in the first four weeks of the fourth quarter, we are comfortable with the range of analyst revenue estimates of approximately $30 to $35 million for the full year 2006,” said Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA. “The angle of the trajectory we are seeing in IMS data for Xibrom prescriptions directly reflects the change in selling strategy we implemented in the first quarter of 2006. We believe this change in strategy combined with the FDA’s review of our T-Pred NDA and the impending conclusion of several clinical studies, has positioned ISTA for rapid revenue growth in 2007 and beyond.”

Product Net Revenue

(in millions, except percentage data)

Product	Quarter Ended September 30, 2006	Quarter Ended September 30, 2005	% Change
Xibrom	$5.6	$1.9	195%
Istalol	2.0	1.0	100%
Vitrase	1.0	0.6	67%
Total Products	$8.6	$3.5	146%

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	% Change
Xibrom	$12.8	$3.8	237%
Istalol	5.9	1.3	354%
Vitrase	2.9	1.7	71%
Total Products	$21.6	$6.8	218%

The net loss for the third quarter of 2006 was $11.5 million (including a $2.0 million upfront payment for a licensing agreement), or $0.44 per share, compared with a net loss of $9.1 million, or $0.35 per share, for the same period in 2005. For the quarter ended and the nine months ended September 30, 2006, ISTA recorded stock-based compensation expense, as required by FASB No. 123R of $0.7 million, or $0.03 per share, and $1.9 million, or $0.07 per share, respectively.

Third Quarter Operating Details

Gross profit margin was 70% for the three months ended September 30, 2006, as compared to 68% for the three months ended June 30, 2006. The increase in gross profit margin quarter over quarter is the result of continued increases in sales of ISTA’s higher gross margin products and the impact of price increases implemented during the first quarter of 2006.

ISTA’s total operating expenses for the third quarter of 2006 increased to $17.2 million from $12.1 million in the third quarter of 2005, as detailed below.

Research and development (R&D) expenses were $8.0 million in the third quarter of 2006 (including a $2.0 million upfront payment for a licensing agreement), compared to $4.8 million in the third quarter of 2005. ISTA expects 2006 R&D expenses will be approximately $21 to 24 million. As previously reported by ISTA, the Company increased its estimate of its 2006 R&D expenditures to include $2.3 million in upfront payments for product candidates licensed during the second and third quarter of 2006, anticipated additional development expenses associated with the new products added to the pipeline this year, as well as costs associated with the decision to accelerate multiple line extensions for Xibrom. ISTA’s R&D expenses fluctuate quarterly depending upon ISTA’s then current R&D activities, including the number of clinical trials that are being conducted at any given time.

Selling, general, and administrative (SG&A) expenses were $9.2 million in the third quarter of 2006, as compared to $9.6 million for the second quarter of 2006. The change primarily is due to timing differences between quarters for marketing expenses. The Company expects that its 2006 SG&A expenses for 2006 will be approximately $35 to $38 million, excluding stock compensation expense which the Company estimates will be approximately $2.5 to $3.0 million (or $0.10 to $0.12 per share) for 2006, as a result of the adoption of SFAS No. 123(R).

Cash, cash equivalents, and short-term investments totaled $45.7 million at September 30, 2006, compared to $44.1 million at the end of the third quarter of 2005. As of September 30, 2006, total common shares outstanding were approximately 26.0 million.

The Company is expecting a number of significant events over the next couple of quarters including the following:

•	Anticipate completion of Xibrom once-daily Phase III clinical study for inflammation and pain associated with cataract surgery during the fourth quarter of 2006, with top-line results anticipated in the first quarter of 2007

•	Plan to initiate Xibrom allergy Phase III clinical study during the fourth quarter of 2006, with top-line results anticipated in the first half of 2007

•	Expect top-line results from the ecabet sodium Phase IIb confirmatory study in the first half of 2007

•	Plan to initiate Phase III trials for bepotastine for allergic conjunctivitis during the first quarter of 2007

•	Assuming timely review and approval by the U.S. Food and Drug Administration (FDA) of the T-Pred NDA, anticipate launch of T-Pred in the first half of 2007

Conference Call

ISTA will host a conference call with a simultaneous webcast, today November 2, 2006, at 10:30 AM Eastern Time, to discuss its third quarter 2006 results. To access the live conference call, U.S. and Canadian participants may dial 800-259-0251; international participants may dial 617-614-3671. The access code for the live call is 96443330. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the replay is 39734472. The conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals is an ophthalmic pharmaceutical company. ISTA’s products and product candidates addressing the $3.2 billion prescription ophthalmic industry include therapies for allergy, dry eye, vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain, and inflammation. The Company currently markets three products and is developing a strong product pipeline to fuel future growth and market share. The Company’s product development and commercialization strategy is to launch a new product every 12 to 18 months, thereby continuing its growth to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to ISTA’s revenue and expenses estimates and projections, ISTA’s goals of bringing a new product to market every 12 to 18 months and becoming the leading niche ophthalmic pharmaceutical company, its intention of completing its Xibrom once-daily Phase III clinical trials for inflammation and pain associated with cataract surgery during the fourth quarter of 2006 with top-line results in first quarter of 2007, its plans to initiate Xibrom allergy Phase III studies during the fourth quarter of 2006 with top-line results in the first half of 2007, its intent to make top-line results available from its ecabet sodium Phase IIb confirmatory study in the first half of 2007, its plans to initiate bepotastine Phase III clinical studies during the first quarter of 2007, and ISTA’s intention to launch T-Pred in the first half of-2007 are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. These forward looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: uncertainties and risks related to ISTA’s history of operating losses; the inherent uncertainty associated with financial estimates and projections; timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to ISTA’s ability to properly manage its growth; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations and licensing arrangements; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms, or at all; uncertainties and risks related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2005, and its Form 10Q for the quarters ended March 31, 2006 and June 30, 2006.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue
Product sales, net	$8,622	$3,518	$21,625	$6,769
License revenue	69	69	208	208
Total revenue	8,691	3,587	21,833	6,977
Cost of products sold	2,621	968	7,016	2,311
Gross profit margin	6,070	2,619	14,817	4,666
Operating expenses:
Research and development	7,982	4,842	17,221	11,704
Selling, general and administrative	9,239	7,286	28,899	21,937
Total operating expenses	17,221	12,128	46,120	33,641
Loss from operations	(11,151)	(9,509)	(31,303)	(28,975)
Interest (expense)income, net	(304)	409	77	1,230
Net loss	$(11,455)	$(9,100)	$(31,226)	$(27,745)
Net loss per common share, basic and diluted	$(0.44)	$(0.35)	$(1.20)	$(1.09)
Shares used in computing net loss per common share, basic and diluted	25,937	25,858	25,922	25,356

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	September 30, 2006	December 31, 2005
Cash and short-term investments	$45,700	$38,626
Restricted cash	6,400	0
Working capital	34,155	32,990
Total assets	66,791	45,339
Total stockholders’ equity	1,413	30,335